UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2020

Patterson-UTI Energy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-39270	75-2504748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10713 W. Sam Houston Pkwy N, Suite 800, Houston, Texas		77064
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281-765-7100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PTEN	The Nasdaq Global Select Market
Preferred Stock Purchase Rights		The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of the Board of Directors of Patterson-UTI Energy, Inc. (the “Company”) has approved certain compensatory arrangements for the Company’s Named Executive Officers.  As part of the Company’s standard annual incentive compensation grant cycle, in April 2020 the Committee approved an award to the Company’s Named Executive Officers of time-based restricted stock units that vest in equal annual installments over three years from the date of grant and an award of performance share units that may vest from 0% to 200% of the target award level based on the Company’s relative total stockholder return performance compared to a peer group over a three-year performance period ending March 31, 2023 (the “Performance Period”), and subject to limitations on payout if the total stockholder return is negative or zero during the Performance Period.  The Committee added an additional performance condition for the 2020 grant of performance share units that requires the Company’s total stockholder return for the Performance Period to be equal to or greater than the total stockholder return of the S&P 500 Index for the Performance Period.

With respect to the performance share units, the recipients will receive a target number of shares if the Company’s total stockholder return during the Performance Period, when compared to the peer group, is at the 55th percentile. If the Company’s total stockholder return during the Performance Period, when compared to the peer group, is at the 75th percentile or higher, then the recipients will receive two times the target number of shares. If the Company’s total stockholder return during the Performance Period, when compared to the peer group, is at the 25th percentile, then the recipients will only receive one-half of the target number of shares. If the Company’s total stockholder return during the Performance Period, when compared to the peer group, is between the 25th and target percentile, or the target and 75th percentile, then the shares to be received by the recipients will be determined using linear interpolation for levels of achievement between these points.

In recognition of the significant decline in the Company’s stock price during the past year, the Committee desired that the 2020 target long-term incentive compensation value for the Company’s Named Executive Officers be approximately 75% less than their 2019 target long-term incentive compensation value.

Due to the Company’s currently depressed stock price, largely as a result of the rapid decline in crude oil prices, including as a result of economic repercussions from the recent COVID-19 pandemic, and the limitations on annual share award issuances under the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “Plan”), the Committee was not able to provide its desired total 2020 target long-term incentive opportunity to the Company’s Chief Executive Officer and President, William A. Hendricks, Jr., solely in the form of share-based awards.  Accordingly, on May 11, 2020, the Committee approved a grant of long-term performance-based phantom units for Mr. Hendricks outside of the Plan. Pursuant to this phantom unit grant, Mr. Hendricks may earn from 0% to 200% of a target award of 298,500 phantom units based on the Company’s achievement of the same performance conditions over the same Performance Period that applies to his 2020 annual award of 72,000 performance share units.  Earned phantom units, if any, will be settled in 2023, following completion of the three-year Performance Period, in a cash payment equal to the number of earned phantom units multiplied by the Company’s average trading price per share over the twenty (20) consecutive trading days ending March 31, 2023.

Accordingly, the Company’s 2020 long-term incentive compensation awards of 356,000 restricted stock units, 72,000 target performance share units, and 298,500 target phantom units to Mr. Hendricks accomplished the Committee’s goal of reducing 2020 target long-term incentive compensation for Mr. Hendricks by approximately 75% from its 2019 level based on award values as of the date the Committee established Mr. Hendricks’ targeted 2020 long-term incentive compensation value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

May 12, 2020	By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer